Exhibit 99.1

Dear Shareholders,	Philip Moyer, CEO .

I joined Vimeo three months ago because I saw significant potential at the intersection of video and AI for Vimeo's millions of users and a wildly underappreciated Vimeo Enterprise SaaS product, serving thousands of businesses and on track to break a $100 million annualized bookings run rate. We currently host over 8 billion minutes of video assets on our platform and our understanding of customer workflows, integrations, and AI, like our recently announced AI-powered video translation solution, will continue to make our customers' video creations even more rewarding. In Q2, Workday, Mazda, Goodyear and The Church of England all signed up for Vimeo Enterprise, and we just expanded our enterprise services into China, where we are already supporting some of the world's largest companies in securely streaming their protected video assets.

Our customers are not only demanding individual creators who want to provide high-quality video, but also the world's largest companies who need to protect their customer data and control the end-to-end video experience. For example, Santander, one of the largest financial services providers in the UK, adopted Vimeo’s browser-based live event tools in 2022, allowing them to package events with a mix of content, from a live panel to pre-recorded videos to audience Q&A. They now host over 200 live events annually, and a staggering 90% of subscribers to their Navigator product come directly from these webinars.

The underlying strength and resilience of Vimeo's business model were evident in our Q2 results. Revenue grew 2% year-over-year, led by Vimeo Enterprise, which grew 55% in the quarter. We generated Net Income of $10 million, Adjusted EBITDA* of $16 million, and $20 million in both cash from operations and Free Cash Flow, ending the quarter with $311 million in cash. We returned $16 million of that cash to shareholders by repurchasing approximately 4 million of our shares since our last earnings announcement.

Looking to the back half of the year, I have three main areas of focus:

•Create a customer-first culture of agility and innovation.
•Invest to increase the pace of growth in Vimeo Enterprise and reignite Self-Serve.
•Drive AI and new innovations that excite our customers.

To meet our goals and take advantage of the opportunity will require new thinking and execution at scale. I am also actively strengthening our team with new leadership.

We are committed to being one of the industry’s most trustworthy and transparent video platforms, and as we continue to improve operating efficiency, we plan to ramp up investment in the back half of the year. We see opportunities to drive innovation, return to sustainable revenue growth, and create more value for our customers, and I'm confident we can create significant shareholder value in doing so.

Thank you!

Philip Moyer
Chief Executive Officer
*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Q2 Financial
Overview

Bookings
& Revenue

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Vimeo Enterprise

Vimeo Enterprise grew to 23% of total bookings and 19% of total revenue in the quarter thanks to healthy double-digit year-over-year growth. During the quarter, in addition to adding some great new customers as outlined below, we delivered year-over-year increases in both logo and dollar retention rates on a fast-growing base of existing customers. Perhaps most notable, Vimeo Enterprise bookings reached $23 million in the quarter, putting us in sight of a $100 million annualized bookings run rate for this product, an important milestone for our business. We saw healthy product usage in Q2 and our sales teams gained productivity sequentially.

Vimeo Enterprise continued to be embraced by some of the largest companies in the world. We had impressive new customer wins in Q2 including Workday for our Vimeo Central offering; Mazda, Warby Parker, Pinehurst, and Le Creuset for Vimeo Marketing; Westfield and The Church of England for internal events and communications; and Goodyear for webinars and lead-gen events.

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Self-Serve & Add-Ons

In Self-Serve & Add-Ons, a main focus in 2024 has been on getting more efficient in our go-to-market efforts. We made meaningful cuts to our advertising spend both in Q2 and YTD - we are focusing on profitable customers. As in Q1, that focus shows clearly in both new and total bookings trends meaningfully outpacing advertising spend reductions. We believe those results speak to the strength of our products and efforts to be more consistent and intentional in communicating changes to our platform and the value we create for those customers. That focus also shows up in retention rates. While subscribers fell 9%, retention rates improved year-over-year on both a dollar and subscriber basis.

New subscriber volumes are not currently large enough to get us back to aggregate nominal subscriber growth, but we continue to see a mix shift towards higher priced bandwidth add-ons and increases in dollar bookings retention, which together drove a 6% ARPU increase in Q2.

We continue to believe that a focus on product is the best path to growing new customers and improving retention over the long term. For example, in Q2, we released a new homepage experience that improves navigation with the strategy of increasing customer engagement and driving faster time to success, as well as additional analytics tools to improve customer insights around their video content.
*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Other

Within Other, OTT comprised more than 80% of Other bookings and revenue in the quarter. We expect the OTT product to stabilize, while we are deprecating other products in this category that we expect to eventually decline to zero. The impact of that decline will continue to become less relevant as the magnitude of the deprecating products shrinks.

Expenses & Profitability

We continued to manage our expenses with discipline in Q2 and further strengthened our financial foundation.

GAAP cost of revenue was $23 million and non-GAAP cost of revenue* was $22 million, down 1% and essentially flat year-over-year, respectively, primarily due to a decrease in credit card processing fees driven by lower Self-Serve & Add-Ons bookings. GAAP and non-GAAP gross profit margin* were both 78% in the quarter, with GAAP and non-GAAP gross margin improving 71 and 57 basis points year-over-year, respectively.

Total GAAP operating expenses were effectively flat and non-GAAP operating expenses* were down 12% year-over-year. Over the past two years our focus on cost controls and efficiency has reduced GAAP and non-GAAP operating expenses as a percent of
*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

revenue by 29 and 19 percentage-points, respectively, compared to Q2’22. Year-over-year spending declines in Q2 were driven by a 6% lower headcount, which ended the quarter at 1,054, and continued reductions in advertising spend. On a GAAP basis, stock-based compensation expense increased from lower levels last year as we anniversaried certain executive departures.

In research and development, we continued to invest in innovation as we focus on product-led growth initiatives. We made product investments in Q2, including in our recent AI-powered translation with authentic voice cloning release. GAAP research and development expense was up 1% and non-GAAP research and development expense* increased 4% year-over-year, and we look to invest more incremental dollars into product innovation.

In sales and marketing, we continued to execute on our strategic decision to focus on driving efficiency in our advertising spend, which fell more than 50% year-over-year in the quarter. GAAP sales and marketing expense was down 30% and non-GAAP sales and marketing expense* was down 27% year-over-year, with non-GAAP sales and marketing expense* representing 26% of revenue in the quarter, a reduction of 10 percentage-points year-over-year.

In Q2, GAAP general and administrative expense increased 175% and non-GAAP general and administrative expense* was flat year-over-year. The GAAP increase was due primarily to a $12 million year-over-year increase in stock-based compensation expense, which was negative in the second quarter of 2023 as a result of executive turnover.

Total stock-based compensation expense was $8 million in Q2, up $9 million year-over-year primarily driven by executive turnover in 2023 which resulted in reversals of stock-based compensation expense a year ago.

Net income was $10 million in Q2, an increase of $4 million year-over-year. Adjusted EBITDA* was $16 million in the quarter, an increase of $11 million year-over-year. Basic and Diluted EPS were both $0.06.

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Balance Sheet &
Cash Flow Highlights

We ended Q2 with $311 million in cash and cash equivalents, up $6 million from the prior quarter. Cash from operations was $20 million. We ended the quarter with $25 million in accounts receivable. Free Cash Flow*, which excludes the impact from cash payments made in Q2 related to restructuring costs from Q1, was up 55% year-over-year to $20 million, driven by an $11 million increase in Adjusted EBITDA*.

We repurchased 3 million shares of Vimeo's common stock in the quarter, and an additional 1 million shares of common stock through August 1, 2024, at an aggregate average per share cost of $3.84. As of August 1, 2024 we had $34 million remaining in our share repurchase authorization. We plan to continue to act on our existing repurchase authorization at a minimum to reduce dilution from current and future share issuance.

Q3 and FY'24 Guidance

For the full year 2024, we now expect:

•Revenue to be at or around $405 million
•Operating income to be approximately $3 million
•Adjusted EBITDA* to be in the range of $40 million, with the ultimate level depending on the timing of investment spending

For the third quarter of 2024, we expect:

•Revenue to be at or below $100 million
•Operating loss to be approximately $1 million
•Adjusted EBITDA* to be in the high single-digit millions of dollars
*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

GAAP FINANCIAL STATEMENTS
VIMEO, INC. CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$104,376	$101,835	$209,286	$205,417
Cost of revenue (exclusive of depreciation shown separately below)	22,678	22,845	46,121	46,517
Gross profit	81,698	78,990	163,165	158,900
Operating expenses:
Research and development expense	26,972	26,676	55,107	57,936
Sales and marketing expense	27,676	39,764	59,981	79,751
General and administrative expense	19,087	6,943	37,121	16,249
Depreciation	154	102	211	1,030
Amortization of intangibles	348	910	695	2,144
Total operating expenses	74,237	74,395	153,115	157,110
Operating income	7,461	4,595	10,050	1,790
Interest expense	—	(877)	—	(998)
Other income, net	3,881	2,934	7,697	5,578
Earnings before income taxes	11,342	6,652	17,747	6,370
Income tax provision	(1,221)	(781)	(1,553)	(1,197)
Net earnings	$10,121	$5,871	$16,194	$5,173

Per share information:
Basic earnings per share	$0.06	$0.04	$0.10	$0.03
Diluted earnings per share	$0.06	$0.03	$0.09	$0.03
Weighted average shares outstanding used in the computation of net earnings per share:
Basic	165,295	162,733	165,164	162,285
Diluted	168,648	164,988	168,822	164,418

Stock-based compensation expense by function:
Cost of revenue	$198	$328	$345	$469
Research and development expense	3,895	4,583	7,718	9,501
Sales and marketing expense	824	3,166	2,645	5,653
General and administrative expense	3,463	(8,661)	4,644	(17,316)
Total stock-based compensation expense	$8,380	$(584)	$15,352	$(1,693)

VIMEO, INC. CONSOLIDATED BALANCE SHEET
($ in thousands)
	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$310,579	$301,372
Accounts receivable, net	25,263	26,605
Prepaid expenses and other current assets	20,115	23,491
Total current assets	355,957	351,468

Leasehold improvements and equipment, net	538	607
Goodwill	245,406	245,406
Intangible assets with definite lives, net	1,934	2,629
Other non-current assets	22,458	22,810
TOTAL ASSETS	$626,293	$622,920

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$3,412	$4,696
Deferred revenue	168,014	168,610
Accrued expenses and other current liabilities	43,776	53,573
Total current liabilities	215,202	226,879

Other long-term liabilities	13,199	13,809

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock	1,603	1,585
Class B common stock	94	94
Preferred stock	—	—
Additional paid-in capital	786,044	774,587
Accumulated deficit	(377,141)	(393,335)
Accumulated other comprehensive loss	(937)	(699)
Treasury stock	(11,771)	—
Total shareholders' equity	397,892	382,232
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$626,293	$622,920

VIMEO, INC. CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net earnings	$10,121	$5,871	$16,194	$5,173
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	8,380	(584)	15,352	(1,693)
Amortization of intangibles	348	910	695	2,144
Depreciation	154	102	211	1,030
Provision for credit losses	111	136	30	17
Loss on the sale of an asset	—	—	—	37
Non-cash lease expense	1,087	1,141	2,269	2,267
Other adjustments, net	83	1,438	25	1,411
Changes in assets and liabilities:
Accounts receivable	(1,344)	1,672	414	3,870
Prepaid expenses and other assets	784	(1,667)	2,929	(57)
Accounts payable and other liabilities	(2,639)	(2,977)	(13,022)	(11,417)
Deferred revenue	2,613	6,397	191	8,414
Net cash provided by operating activities	19,698	12,439	25,288	11,196
Cash flows from investing activities:
Capital expenditures	—	(21)	(160)	(107)
Proceeds from the sale of an asset	—	—	—	639
Net cash (used in) provided by investing activities	—	(21)	(160)	532
Cash flows from financing activities:
Amounts related to settlement of equity awards	(1,730)	(2,471)	(3,935)	(4,180)
Proceeds from exercise of stock options	10	49	22	128
Purchases of treasury stock	(11,495)	—	(11,495)	—
Contingent consideration payment	—	—	—	(3,297)
Other	—	(1)	—	(266)
Net cash used in financing activities	(13,215)	(2,423)	(15,408)	(7,615)
Total cash provided	6,483	9,995	9,720	4,113
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(196)	103	(337)	(154)
Net increase in cash and cash equivalents and restricted cash	6,287	10,098	9,383	3,959
Cash and cash equivalents and restricted cash at beginning of period	304,532	268,695	301,436	274,834
Cash and cash equivalents and restricted cash at end of period	$310,819	$278,793	$310,819	$278,793

VIMEO, INC. DISAGGREGATED REVENUE AND OPERATING METRICS
(In thousands except ARPU)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Disaggregated Revenue
Self-Serve & Add-Ons	$68,565	$70,821	$138,477	$142,423
Vimeo Enterprise	20,051	12,899	38,518	24,471
Other	15,760	18,115	32,291	38,523
Total revenue	$104,376	$101,835	$209,286	$205,417

Operating Metrics
Self-Serve & Add-Ons:
Subscribers	1,304.6	1,432.0	1,304.6	1,432.0
Average Subscribers	1,326.6	1,455.2	1,342.1	1,468.5
ARPU	$208	$195	$207	$196
Bookings	$67,904	$74,789	$134,770	$146,163

Vimeo Enterprise:
Subscribers	3.7	2.8	3.7	2.8
Average Subscribers	3.7	2.6	3.5	2.5
ARPU	$21,977	$19,672	$22,109	$19,727
Bookings	$23,433	$18,205	$43,368	$31,736

Other:
Subscribers	57.0	77.6	57.0	77.6
Average Subscribers	58.7	80.6	62.0	85.5
ARPU	$1,080	$901	$1,048	$909
Bookings	$9,144	$11,296	$20,473	$24,151

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)

	Three Months Ended June 30,
	2024	2023	2022
Reconciliation of non-GAAP cost of revenue:
GAAP Cost of revenue	$22.7	$22.8	$26.9
% of Revenue	22%	22%	24%
Less: Stock-based compensation expense	0.2	0.3	0.2
Non-GAAP Cost of revenue	$22.5	$22.5	$26.6
% of Revenue	22%	22%	24%

Reconciliation of non-GAAP gross profit:
GAAP Gross profit	$81.7	$79.0	$84.1
Gross Margin	78%	78%	76%
Add back: Stock-based compensation expense	0.2	0.3	0.2
Non-GAAP Gross Profit	$81.9	$79.3	$84.3
Non-GAAP Gross Margin	78%	78%	76%

Reconciliation of non-GAAP operating expenses:
GAAP Research and development expense	$27.0	$26.7	$35.7
% of Revenue	26%	26%	32%
Less: Stock-based compensation expense	3.9	4.6	6.7
Non-GAAP Research and development expense	$23.1	$22.1	$29.0
% of Revenue	22%	22%	26%

GAAP Sales and marketing expense	$27.7	$39.8	$43.1
% of Revenue	27%	39%	39%
Less: Stock-based compensation expense	0.8	3.2	2.4
Non-GAAP Sales and marketing expense	$26.9	$36.6	$40.6
% of Revenue	26%	36%	37%

GAAP General and administrative expense	$19.1	$6.9	$29.7
% of Revenue	18%	7%	27%
Less: Stock-based compensation expense	3.5	(8.7)	9.3
Less: Contingent consideration fair value adjustments	—	—	(0.7)
Non-GAAP General and administrative expense	$15.6	$15.6	$21.1
% of Revenue	15%	15%	19%

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)

	Three Months Ended June 30,
	2024	2023	2022
Reconciliation of net earnings (loss) to Adjusted EBITDA:
Net earnings (loss)	$10.1	$5.9	$(26.5)
Add back:
Income tax provision	1.2	0.8	0.3
Other income, net	(3.9)	(2.9)	(1.2)
Interest expense	—	0.9	0.1
Operating income (loss)	7.5	4.6	(27.3)
Operating Income (Loss) Margin	7%	5%	(25)%
Add back:
Stock-based compensation expense	8.4	(0.6)	18.7
Depreciation	0.2	0.1	1.5
Amortization of intangibles	0.3	0.9	1.3
Contingent consideration fair value adjustments	—	—	(0.7)
Adjusted EBITDA	$16.3	$5.0	$(6.4)
Adjusted EBITDA Margin	16%	5%	(6)%

Computation of Free Cash Flow:
Net cash provided by (used in) operating activities	$19.7	$12.4	$(22.0)
Add: Restructuring costs	0.6	0.7	—
Less: Capital expenditures	—	—	(0.1)
Free Cash Flow	$20.3	$13.1	$(22.1)

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL OUTLOOK
($ in millions; rounding differences may occur)

	Three Months Ended September 30, 2024	Twelve Months Ended December 31, 2024
Operating (loss) income to Adjusted EBITDA:
Operating (loss) income	$(0.7)	$2.9
Add back:
Stock-based compensation expense	8.3	33.2
Depreciation	0.1	0.3
Amortization of intangibles	0.3	1.4
Restructuring costs	—	2.2
Adjusted EBITDA	$8.0	$40.0

PRINCIPLES OF FINANCIAL REPORTING

We have provided in this press release certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP gross profit, non-GAAP operating expenses, and free cash flow, to supplement our financial information presented in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. However, our presentation of these non-GAAP financial measures may differ from the presentation of similarly titled measures by other companies. Adjusted EBITDA is one of the metrics on which our internal budgets are based and also one of the metrics by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We endeavor to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and corresponding non-GAAP measure.

From time to time, we provide forward-looking outlook information, including for Adjusted EBITDA. Adjusted EBITDA used in our outlook will differ from net earnings (loss) and operating income (loss) in ways similar to the reconciliations provided above and the definitions of Adjusted EBITDA provided below.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is defined as operating income (loss) excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of (i) amortization of intangible assets, (ii) impairments of goodwill and intangible assets, if applicable, and (iii) gains and losses recognized on changes in the fair value of contingent consideration arrangements; and (4) restructuring costs associated with exit or disposal activities such as a reduction in force. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are either non-cash or non-recurring in nature and are collectively referred to as "Adjusted EBITDA Non-GAAP Adjustments." Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Adjusted EBITDA Margin is Adjusted EBITDA, divided by revenue.
Non-GAAP Cost of Revenue excludes stock-based compensation expense and restructuring costs.

Non-GAAP Gross Profit excludes stock-based compensation expense and restructuring costs included in Cost of revenue.

Non-GAAP Gross Margin is Non-GAAP Gross Profit, divided by revenue.
Non-GAAP Operating Expenses include Non-GAAP Research and development expense, Non-GAAP Sales and marketing expense, and Non-GAAP General and administrative expense. These Non-GAAP operating expenses exclude Adjusted EBITDA Non-GAAP Adjustments in their respective expense items.

Free Cash Flow is defined as net cash provided by, or used in, operating activities excluding restructuring costs and contingent consideration payments included in operating activities, less cash used for capital expenditures. We believe Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash.

Items That Are Excluded From Non-GAAP Measures

Stock-based compensation expense consists of expense associated with the grants of Vimeo stock-based awards. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base. We also consider the dilutive impact of stock-based awards in GAAP diluted earnings per share, to the extent such impact is dilutive.

Depreciation is a non-cash expense relating to our leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer relationships, technology and trade names, are valued and amortized over their estimated lives. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Restructuring costs consist of costs associated with exit or disposal activities such as severance and other post-employment benefits paid in connection with a reduction-in-force. We consider these costs to be non-recurring in nature and therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Operating Metrics and Key Terms

Self-Serve & Add-Ons relates to our subscription plans sold directly online, and any add-on services tied to those online subscriptions. This includes our Starter, Standard, and Advanced subscription plans, and add-on services such as bandwidth charges, which are sold through our sales force to subscribers of one of our plans if they exceed a certain threshold of bandwidth.
Vimeo Enterprise relates to our video offering designed for teams and organizations, which includes the same capabilities of Self-Serve & Add-Ons plus enterprise-grade features such as advanced security, custom user permissions, single-sign on for employees, interactive video tools, and marketing software integrations. Vimeo Enterprise is sold through our sales force and is often an upgrade from Vimeo's Self-Serve & Add-Ons as the number of users or use cases in an organization grows.

Other relates to products and services we offer outside of Self-Serve & Add-Ons and Vimeo Enterprise, primarily our over-the-top ("OTT") video monetization solution that allows customers to launch and run their own video streaming channel directly to their audience through a branded web portal, mobile apps and Internet-enabled TV apps. Other also includes Magisto, Livestream, Wibbitz, and WIREWAX.
Subscribers is the number of users who have an active subscription to one of Vimeo's paid plans measured at the end of the relevant period. Vimeo counts each customer with a subscription plan as a subscriber regardless of the number of users. In the case of customers who maintain subscriptions across Self-Serve & Add-Ons, Vimeo Enterprise, and Other, Vimeo counts one subscriber for each of the components in which they maintain one or more subscriptions. Vimeo does not count users or team members who have access to a subscriber's account as additional subscribers.
Average Subscribers is the sum of the number of Subscribers at the beginning and at the end of the relevant measurement period divided by two.
Average Revenue per User ("ARPU") is the annualized revenue for the relevant period divided by Average Subscribers. For periods that are less than a full year, annualized revenue is calculated by dividing the revenue for that particular period by the number of calendar days in the period and multiplying this value by the number of calendar days in that year.
Bookings consists of fixed fees for SaaS services, measured at the end of the relevant period, that subscribers have paid or committed to pay during their subscription period or 12 months, whichever is shorter, less refunds and chargebacks during the same period.
Gross Margin is revenue less cost of revenue, divided by revenue.
Operating Income (Loss) Margin is Operating income (loss), divided by revenue.

DILUTIVE SECURITIES

Vimeo has various dilutive securities. The table below details these securities as well as estimated dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg. Exercise Price	As of 8/1/2024	Dilution at:

Share Price			$3.81	$4.00	$6.00	$8.00	$10.00

Common Stock Outstanding as of 8/1/2024	165.8		165.8	165.8	165.8	165.8	165.8

SARs and Stock Options	12.2	$5.54	—	—	—	1.5	2.7
RSUs	12.7		6.9	6.9	6.9	6.9	6.9
Total Estimated Dilution			6.9	6.9	6.9	8.4	9.6
% Dilution			4.2%	4.2%	4.2%	5.1%	5.8%
Total Estimated Diluted Shares Outstanding			172.7	172.7	172.7	174.2	175.4

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different than those prescribed by GAAP.

The estimated dilutive effect was calculated assuming the Company settles equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, adjusted for (i) the estimated income tax benefit from the tax deduction received upon the vesting or exercise of awards held in the U.S., as such tax benefit is assumed to be used to repurchase shares of Vimeo common stock and (ii) in the case of stock options, the strike price proceeds that are received by the Company and assumed to be used to repurchase shares of Vimeo common stock. The number of shares required to settle stock appreciation rights will be impacted by movement in the stock price of Vimeo.

OTHER INFORMATION

Cautionary Statement Regarding Forward-Looking Information

This press release and the Vimeo livestream which will be held at 5 p.m. Eastern Time on August 5, 2024, contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "will," "may," "could," "should," "would," "anticipates," "estimates," "expects," "plans," "projects," "forecasts," "intends," "targets," "seeks" and "believes," as well as variations of these words or comparable words, among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to Vimeo's expectations regarding future results of operations and financial condition, business strategy, and plans and objectives of management for future operations, including our plans with respect to our share repurchase authorization. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions. Actual results could differ materially from those contained in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: adverse changes in economic conditions, changes in the regulatory landscape, including, in particular, changes in laws that might increase the liability of online intermediaries for user-generated content, reputational damage caused by problematic user content or our decisions to remove (or not remove) it; changes in policies implemented by third party platforms upon which we rely for traffic and distribution of mobile apps, increased competition in the online video category, our ability to convert visitors into uploaders and uploaders into paying subscribers, our ability to retain paying subscribers by maintaining and improving our value proposition, our ability to provide video storage and streaming in a cost-effective manner, our ability to successfully attract customers through our sales force, our ability to protect sensitive data from unauthorized access, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with which we do business), our ability to successfully operate in and expand into additional international markets, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties, foreign exchange currency rate fluctuations, the impact of geopolitical events on our business, the possibility that our historical consolidated and combined results may not be indicative of our future results and the other factors set forth in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission ("SEC") on February 22, 2024 as they may be updated by our periodic reports subsequently filed with the SEC, including our Quarterly Report on Form 10-Q to be filed with the SEC on August 6, 2024. Other unknown or unpredictable factors that could also adversely affect Vimeo’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Vimeo’s management as of the date of this communication. Vimeo does not undertake to update these forward-looking statements.

About Vimeo

Vimeo (NASDAQ: VMEO) is the world's most innovative video experience platform. We enable anyone to create high-quality video experiences to better connect and bring ideas to life. We proudly serve our community of millions of users – from creative storytellers to globally distributed teams at the world's largest companies – whose videos receive billions of views each month. Learn more at www.vimeo.com.

Contact Us

Vimeo Investor Relations
Ken Goff
ir@vimeo.com

Vimeo Communications
Ronda Morra
press@vimeo.com